Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:23 PM 04/23/2021
FILED 03:23 PM 04/23/2021
SR 20211429366 - File Number 5181034

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

NYIAX,Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, at a meeting held on April 8, 2021, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and directing that such amendment shall be submitted to the stockholders for consideration and approval by stockholders holding the requisite number of shares to approve an amendment to the Certificate of Incorporation as required and permitted by Section 242(b) of the GCL. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be hereby amended by deleting first paragraph in “Article 4 — Corporate Capitalization” in its entirety and replacing with the following:

The amount of the total stock the Corporation is authorized to issue is 135,000,000 shares, consisting of (i) 125,000,000 shares of common stock (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock (the “Preferred Stock”), each with a par value of $0.0001 per share.

The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock, and with respect to each such series, to fix the number of shares consisting of such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECOND: That thereafter, upon submittal by the Board of Directors to the stockholders as required by Section 242(b) of the GCL, stockholders holding the requisite number of shares to approve an amendment to the Certificate of Incorporation approved the above amendment by written consent in lieu of a meeting, as permitted by Section 228 of the GCL and Article I, Section 6 of the Bylaws, and the requisite number of shares of stock were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day 23rd of April, 2021.

By:	/s/ Mark Grinbaum
Name:	Mark Grinbaum
Title:	Co-Founder, EVP, Corporate Secretary and Treasurer